Management AND Operations Agreement

THIS MANAGEMENT AND OPERATIONS AGREEMENT (“Agreement”) is entered into as of the date last written below, yet is effective for all purposes as of October 24, 2014 between BIOPOWER OPERATIONS CORPORATION, a Nevada corporation (“BioPower”), on the one hand, and GREEN3POWER HOLDINGS COMPANY., a Delaware corporation (“G3P Holdings”), GREEN3POWER OPERATIONS, INC., a Delaware corporation (“G3P Operations”), GREEN3POWER INTERNATIONAL COMPANY, LTD., an international business corporation existing under the laws of the Federation of Nevis (“G3P International”; along with G3P Holdings and G3P Operations, collectively, the “G3P Entities”). This Agreement is entered into incident to the consummation by BioPower and G3P Holding, and certain of their affiliates, of the transactions documented under that certain SHARE EXCHANGE AGREEMENT of even date hereof (the “SEA”); consequently, any capitalized term herein that is not independently defined shall be ascribed its meaning under the SEA.

Recitals:

1. Incident to the closing of the SEA, the persons previously holding 100% of the equity interests in G3P Holdings exchanged all their equity interests in G3P Holdings for common and preferred capital stock in BioPower, and, thereupon, G3P Holdings became a 100% owned subsidiary of BioPower;

2. G3P Operations and G3P International were and continue to be 100% owned subsidiaries of G3P Holdings; hence, they, become sub-subsidiaries of BioPower;

3. Notwithstanding the parent-subsidiary relationship of BioPower as to G3P Holdings resulting through the consummation of the SEA, part of the basis for the parties’ bargain thereunder was post-closing there would be available certain degrees of earned independence in the management of the G3P Entities upon the realization of certain financial benchmarks, as well as the possibility of engaging in certain joint venture undertakings as between BioPower and one or more the G3P Entities designed to result in a priority financial benefit them through the articulated departure from certain elements of the conventional subsidiary-to-parent pass-through, effectuated through those joint ventures; and

4. The parties desire to further memorialize the aforesaid arrangements in this Agreement.

NOW, THEREFORE, in consideration of the agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Article I

Agreements of the Parties

1.1 G3P Entities’ Conditional Managerial Independence. The board of directors of G3P Holdings and the other G3P Entities’ boards of directors shall be authorized to expend and invest, on a consolidated basis, net GAAP income as such amounts are required for the growth of the business to produce greater profits, after tax and interest and reduced by any dividends or interest paid on the intended Convertible Preferred Stock or Debenture financing in the event that the said amount exceeds TWENTY-FIVE MILLION DOLLARS ($25,000,000) during the EIGHTEEN (18) months subsequent to the Effective Date, with the G3P Entities’ boards or directors reserving the discretion to reasonably modify or amend said amount.

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1.2 Restriction on Acquisitive Corporate Transactions. The G3P Entities shall be required to obtain authorization by the BioPower board of directors to engage in any acquisitive corporate transaction of any nature whatsoever. The G3P Entities Agree that in any case in which the BioPower board of directors has authorized any acquisitive corporate transaction it will comply with such due diligence processes as may be specified by that body.

1.3 Limit on G3P Entity Expenditures and Investment. The G3P Entities shall not expend amounts or incur debt in excess of the $25 million amount budgeted for the first EIGHTEEN (18) months from the Effective Date, unless expenditures or investments in excess of said amount are out of organically generated GAAP net operating income, as reduced by federal income tax, interest and any dividends paid for the intended Convertible Preferred Stock financing.

1.4 Prohibition on Affiliation with Felons and Disqualified Parties. The G3P Entities shall not enter into any joint venture or contract with any party comprised of persons who are known felons or persons who have been disqualified by the engineering board.

1.5 Compliance with Laws. The G3P Entities shall comply with all applicable law, including the Foreign Corrupt Practices Act and any analogues thereto.

1.6 Reserve for Convertible Preferred Stock Dividends. G3P will place a reserve with BioPower equaling no less than two (2) years of dividends or interest for any capital financing of up to $25,000,000 before any expenditures from such financing or from GAAP profits earned.

1.7 Accounting and Treasury Functions Vested in BioPower. BioPower hereby reserves sole authority, and the G3P Entities hereby expressly acknowledge and agree to comply, to perform all accounting and treasury functions respective to the G3P Entities.

1.8 Agreement Regarding Overtures for Joint Ventures. The Parties agree that BioPower may from time to time present future proposals to pursue projects with one or more of the G3P Entities, and in any case in which any said one or more G3P Entity will do business with BioPower in respect of such one or more circumstances, the parties hereby agree that any of same would be conducted as joint ventures in separate entities wherein profits derived therefrom would be divided by the joint venture parties on a 50%/50% basis.

ARTICLE II

MISCELLANEOUS

2.1 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the State of Florida, without giving effect to the principles of conflicts of law thereunder. Each of the parties irrevocably consents and agrees that any controversy arising under and in connection with this Agreement and the transactions documented herein are to be submitted to mediation by the boards of directors of BioPower and G3P Holdings which shall be conducted in good faith to a equitable settlement. Failing resolution of any such controversy as aforesaid, doctrines of conventional corporate governance under Chapter 607, Florida Statutes and BioPower’s governing documents shall be invoked to bring about a final lawful resolution.

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2.2 Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by overnight courier or registered mail or certified mail, addressed as follows:

If to G3P Holdings, to:

Dr. Neil Williams, Chief Executive Officer

Designee of the G3P Shareholders

1000 Corporate Drive, Suite 200

Ft. Lauderdale, FL 33334

nwilliams@green3power.com

If to BioPower, to:

Robert Kohn, Chairman CEO

BioPower Operations Corporation

1000 Corporate Drive, Suite 200

Ft. Lauderdale, FL 33334

rkohn@biopowercorp.com

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier and signed for, and (iii) three (3) days after mailing, if sent by registered or certified mail and signed for.

2.3 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

2.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

2.5 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

2.6 Best Efforts. Subject to the terms and conditions herein provided, each party of the G3P Entities and BioPower shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated in accordance with the spirit hereof and consistent with the relevant sections of the SEA. Each party of the G3P Entities and the Company also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

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2.7 Further Assurances. From time to time, as and when reasonably requested by any party hereto after the Closing, the other Parties will (at the expense of the requesting Party) execute and deliver, or cause to be executed and delivered, all such documents, instruments and consents and will use reasonable efforts to take all such action as may be reasonably requested or necessary to carry out the intent and purposes of this Agreement.

2.8 Advice of Counsel. Each party to this Agreement represents and warrants to each other party that such party has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, and has executed this Agreement based upon such party’s own judgment and advice of independent legal counsel.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be as of the date last below written.

THE COMPANY:

BIOPOWER OPERATIONS CORPORATION,
a Nevada corporation

By:	/s/ Robert Kohn
Robert Kohn, President

Date:	______________

G3P ENTITIES:

GREEN3POWER HOLDINGS COMPANY,
a Delaware corporation

By:	/s/ Neil Williams
Neil Williams, President

Date:	______________

GREEN3POWER OPERATIONS INC.,
a Delaware corporation

By:	/s/ Neil Williams
Neil Williams, President

Date:	______________

GREEN3POWER INTERNATIONAL COMPANY, LTD, an International business corporation organized under the laws of the Federation of Nevis

By:	/s/ Neil Williams
Neil Williams, President

Date:	______________

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